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                                                                    Exhibit 99.1

NEWS RELEASE

COMPANY CONTACT
---------------
Robert M. Mayer                                   [CORRPRO COMPANIES INC. LOGO]
CFO
(330) 723-5082

                                                  WORLD HEADQUARTERS
                                                  1090 Enterprise Drive
                                                  Medina, OH 44256
                                                  Phone (330) 723-5082
                                                  Fax (330) 723-0694
                                                  www.corrpro.com

FOR IMMEDIATE RELEASE

                           CORRPRO ANNOUNCES PROPOSED
                      RECAPITALIZATION AND REFINANCING PLAN

MEDINA, OHIO, OCTOBER 31, 2003 - Corrpro Companies, Inc. (AMEX:CO) today announced that it has entered into a non-binding letter of intent with an undisclosed investment firm with respect to the recapitalization and refinancing of the Company. The proposal is subject to a number of conditions, including that the parties secure commitments for senior and subordinated debt financing and that the parties enter into definitive agreements. In addition, the proposed transaction would require approval from Corrpro's shareholders as well as from the Company's existing senior lenders. There can be no assurance that the proposed transaction will be consummated, and if consummated, what the terms for such transaction will be.

Under the terms of the proposal, Corrpro would issue new preferred stock along with warrants to purchase its common stock to the investment firm. The proposal also provides for the issuance of warrants to the subordinated lender. In addition, as part of the proposal, an amount of shares of common stock would be reserved for future issuance as incentive compensation. With respect to the other required financing, the parties have received preliminary indications of interest from two firms, one a potential source of senior financing and the other a potential source of subordinated financing. Both of these firms are currently in the process of conducting due diligence with respect to the Company.

The issuance of the warrants contemplated under the proposal would result in significant ownership dilution to the existing holders of common shares upon the exercise of such warrants. Management expects such dilution to be in excess of 50%. If and when the definitive agreements relating to the proposed transaction are executed, more detailed information regarding the proposed recapitalization and refinancing, including information with respect to dilution to the common holders, will be provided in the materials transmitted to shareholders in connection with any meeting of shareholders called to approve the transaction. The Company anticipates that any such shareholders' meeting, which may be combined with its annual meeting for the election of directors, would be held sometime in January 2004.

"Execution of the letter of intent is a significant step in the continuing process of achieving an appropriate capital structure given current market conditions," stated Joseph W. Rog, Chairman, President, and Chief Executive Officer of Corrpro. "Combined with the successful implementation of our business restructuring plan and our strong operating results during our fiscal year which began April 1, 2003, we believe that upon completion of the transaction, the
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Company will be well-positioned to meet our growth expectations and accomplish our continuing business plan objectives."

The Company is currently operating under forbearance agreements with its current lenders that expire October 31, 2003. The Company is actively negotiating with its existing lenders for an extension of these forbearance agreements. As part of these extensions, the Company plans to negotiate arrangements with its lenders to, among other things, extend the maturity of the senior bank facility beyond October 31, 2003 and defer the October 31, 2003 principal payments due on its senior notes. There can be no assurance, however, that any extension will be obtained, or on what terms such extension may be obtained. Any failure to obtain such an extension would have a material adverse effect on the Company.

ABOUT CORRPRO COMPANIES: Corrpro, headquartered in Medina, Ohio is the leading provider of corrosion control engineering services, systems and equipment to the infrastructure, environmental and energy markets around the world. Corrpro is the leading provider of cathodic protection systems and engineering services, as well as a leading supplier of corrosion protection services relating to coatings, pipeline integrity and reinforced concrete structures.

Except for historical information, the matters discussed in this press release are forward-looking statements relating to the business of the Company. The forward-looking statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions are intended to identify such forward-looking statements. The Company believes that the following factors, among others, could affect its future performance and cause its actual results to differ materially from those that are expressed or implied by forward-looking statements, or diminish the liquidity of its common shares: the extension, amendment or refinancing of the Company's existing debt and the terms and timing thereof; the Company's ability to successfully consummate a recapitalization and refinancing and the terms and timing thereof; the Company's ability to successfully divest certain of its international business units and the timing, terms and conditions of any such divestitures; the ultimate outcome of the SEC's and the Australian Securities and Investment Commission's investigation of accounting irregularities; the impact of any litigation or regulatory process related to the financial statement restatement process, including the filed and dismissed class action litigation (the dismissal of which has been appealed); qualification requirements and termination provisions relating to government jobs; the impact of inclement weather on the Company's operations; the impact of energy prices on the Company's and its customers' businesses; adverse developments in pending litigation or regulatory matters; the Company's ability to satisfy the listing and trading requirements of the AMEX (which, if not satisfied, could result in the suspension of trading or delisting of the Company's shares from the exchange and could diminish the liquidity of its common shares) or any other national exchange on which its shares are or will be listed or otherwise to provide a trading venue for its shares; and the impact of changing global political and economic conditions. Further information concerning factors that may affect the Company's business and performance are set forth in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.